                                                                    EXHIBIT 99.1

                                                                    News Release
--------------------------------------------------------------------------------

                        [UNITED BANKSHARES, INC. LOGO]

For Immediate Release                   Contact: Steven E. Wilson (304) 424-8704
April 20, 2001

                       United Bankshares, Inc. Announces
                     Record Earnings for First Quarter 2001


          United Bankshares, Inc. (NASDAQ: UBSI), today reported record earnings for the first quarter of 2001. Earnings per share increased 10% from 42c recorded in the first quarter of 2000 to 46c, which is the result of record earnings of $19.4 million for the first quarter of 2001 compared to $18.0 million for the first quarter of 2000. Cash basis operating earnings totaled $19.9 million or 47c per share for the first quarter of 2001 as compared to 44c per share for the first quarter of 2000 and 43c per share for the fourth quarter of 2000.

          United's key performance ratios continue to be strong. First quarter of 2001 results produced a return on average assets of 1.62% and a return on average equity of 17.87%. On a cash basis, the return on average tangible assets was 1.68% and the return on average tangible equity was 20.15%. These financial performance ratios are indicative of United's earnings strength and balanced capital levels.

          Net interest income for the first quarter was $44.2 million with a net interest margin of 4.10%; an increase of 7 basis points from the preceding quarter due to the cost of United's short-term borrowed funds declining 71 basis points for the quarter. The level of both earning assets and interest-bearing liabilities remained relatively flat from the fourth quarter of 2000 to the end of the first quarter of 2001.

          Excluding security transactions, noninterest income for the first quarter of 2001 increased 31.7% from the first quarter of 2000 and 13.1% over the fourth quarter of 2000. These increased revenues were the result of an expanded volume of trust and mortgage banking services for the quarter. Compared to the first three months of 2000, trust fees rose 19.1%, and income from mortgage banking operations grew by 54.5%. On a linked-quarter basis, trust fees grew 8.4% while income from mortgage banking operations increased by 38.1%. Noninterest income as a percentage of net revenues increased from 19% for the first quarter of 2000 to 24% for the most recent quarter.

          United continued its excellent expense control as evidenced by the 4.1% decrease in noninterest expense from the year-ago quarter and a decrease of 9.1% from the previous quarter. United's efficiency ratio for the first quarter of 2001 was 42.8%, which compares very favorably to peer group banking companies.

United Bankshares, Inc. Announces...
April 20, 2001
Page Two


          United's asset quality continues to be sound with the nonperforming asset level at 0.29% of total assets at the end of the first quarter. At March 31, 2001, the loan loss reserve was $41.2 million or 1.30% of total loans and the delinquency ratio for total past due loans, including loans 30-89 days delinquent, was a low 1.56%. Net charge-offs of $1.8 million for the quarter represented only 0.05% of average loans for the first quarter of 2001 compared to 0.08% and 0.11% of average loans for the quarters ended March 31, 2000 and December 31, 2000, respectively. United continues to be categorized as well capitalized based on the risk-based capital ratio, considerably exceeding the regulatory minimum requirement. These ratios support United's strong financial position.

          The 2001 annualized first quarter dividend of 22c per share equals 88c, which would represent the twenty-eighth consecutive year of dividend increases for United shareholders.

          Analysts are forecasting record earnings for United in 2001, and on the basis of operating earnings, United continues to be one of the highest performing regional banking companies in the country.

          Recently, United Bankshares, Inc. was listed in the 2001 Forbes 500s List according to the April 16, 2001 issue of Forbes magazine. For the second consecutive year, United is the only West Virginia-based company to appear in the Forbes 500s List. The Forbes 500s List measures profits, assets and sales metrics of the nation's biggest firms.

          Two other distinctions that United heralds are its inclusion in both the S&P Small Cap 600 and Russell 2000 Indices. United was added to the Banks (Regional) industry group of each of these indices during the second quarter of 1998, which made United the only regional bank in Maryland, Kentucky and West Virginia included in the indices.

          United Bankshares, with $5.0 billion in assets, has 76 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C.




This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.


                        [UNITED BANKSHARES, INC. LOGO]

                   UNITED BANKSHARES, INC. AND SUBSIDIARIES
                               FINANCIAL SUMMARY
                   (In Thousands Except for Per Share Data)

                                                                                   Three Months Ended
                                                     ----------------------------------------------------------------------------
                                                              March 31                  March 31                  December 31
                                                                2001                       2000                        2000
                                                     ----------------------      ----------------------       -------------------
EARNINGS SUMMARY:
Interest income, taxable equivalent                         $    94,865                 $    96,143                 $    98,061
Interest expense                                                 47,777                      46,542                      51,427
Net interest income, taxable equivalent                          47,088                      49,601                      46,634
Taxable equivalent adjustment                                     2,868                       2,875                       2,843
Net interest income                                              44,220                      46,726                      43,791
Provision for loan losses                                         2,499                       2,547                       4,908
Net income from mortgage banking operations                       5,225                       3,383                       3,784
Gain (loss) on security transactions                                142                         318                     (15,011)
Other noninterest income                                          8,578                       7,100                       8,424
Noninterest expenses                                             26,996                      28,143                      29,710
Income taxes                                                      9,318                       8,849                       2,066
Net income                                                       19,352                      17,988                       4,304
Cash dividends paid                                               9,175                       8,879                       8,782

PER COMMON SHARE:
Net income:
    Basic                                                          0.46                        0.43                        0.11
    Diluted                                                        0.46                        0.42                        0.11
    Diluted - cash basis                                           0.47                        0.44                        0.12
Cash dividends paid                                                0.22                        0.21                        0.21
Book value                                                        10.69                        9.37                       10.32
Closing market price                                             22.125                      22.000                      21.250
Common shares outstanding:
    Actual, net of treasury shares                           41,587,229                  42,018,879                  41,765,271
    Average basic                                            41,703,350                  42,272,860                  41,775,776
    Average diluted                                          42,020,236                  42,657,425                  42,072,051

FINANCIAL RATIOS:
Return on average assets                                           1.62%                       1.45%                       0.35%
Return on average shareholders' equity                            17.87%                      18.05%                       4.03%
Average equity to average assets                                   9.05%                       8.06%                       8.69%
Net interest margin                                                4.10%                       4.23%                       4.03%

                                                              March 31                  March 31                  December 31
                                                                2001                       2000                        2000
                                                     ----------------------      ----------------------       -------------------
PERIOD END BALANCES:
Assets                                                        4,984,804                   4,980,745                   4,904,547
Earning assets                                                4,762,807                   4,734,578                   4,643,668
Loans, net of unearned income                                 3,171,846                   3,230,245                   3,192,494
Loans held for sale                                             239,148                     102,109                     203,831
Investment securities                                         1,303,613                   1,396,949                   1,245,334
Total deposits                                                3,462,701                   3,274,505                   3,391,449
Shareholders' equity                                            445,084                     393,822                     430,870